Exhibit 99

NEWS

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Second Quarter and First Half Fiscal 2006 Financial Results
First half fiscal 2006 orders are 37 percent higher than for the same period last year
     MINNEAPOLIS (March 21, 2006)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the second quarter of fiscal 2006 and for the six months ended February 25, 2006.
Fiscal 2006 Second Quarter and First Half
     Sales for the first half of fiscal 2006 were $40.9 million, compared to $43.6 million for the same period of fiscal 2005. The Company’s net loss for the first half of fiscal 2006 was $7.5 million, or $0.25 per share, compared to a net income of $0.6 million, or $0.02 per share, for the first half of fiscal 2005.
     Sales for the second quarter of fiscal 2006 were $22.3 million, compared to $24.2 million for the same period in fiscal 2005. The Company’s net loss for the second quarter of fiscal 2006 was $3.2 million, or $0.11 per share, compared to a net income of $3.9 million, or $0.13 per share, for the second quarter of fiscal 2005. In the second quarter of fiscal 2005, the Company accrued $250,000, or $0.01 per share, of litigation judgment costs and recorded a $7.0 million, or $0.23 per share, gain on the sale of its Allen, Texas facility.
     Backlog and deferred revenue nearly doubled to $36.9 million at the end of the second quarter of fiscal 2006, as compared to $19.7 million at the end of the second quarter last year. Orders for the second quarter of fiscal 2006 were $26.3 million, compared to $17.3 million in the second quarter of fiscal 2005 and $23.8 million in the first quarter of 2006. Increased demand for products that are used to process 200mm diameter and smaller silicon wafers contributed to the second quarter year-over-year order increase.
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FSI International, Inc.
March 21, 2006
Page Two
Accomplishments
     “We entered fiscal 2006 with a focused set of strategies and optimism that during the year we would begin to recognize results from our prior year’s initiatives,” said Don Mitchell, FSI chairman and CEO. “In general, we are pleased with the progress made to date, including:
•	Increased orders of approximately 37 percent to $50.1 million for the first half of fiscal 2006, compared to $36.6 million for the comparable 2005 period;

•	Expanding the process applications for which our flagship products can be used, including the introduction of the new ViPR™ photoresist strip technology on our ZETA® Spray Cleaning Platform;

•	Gaining acceptance of additional flagship products that were under evaluation by customers for specific applications, such as the PlatNiStrip™ nickel-platinum strip process; and

•	Delivery of an initial MAGELLAN® Immersion Cleaning System to another major U.S.-based semiconductor manufacturer.”
Balance Sheet
     As of the end of the fiscal 2006 second quarter, the Company had approximately $115.1 million in assets, including $26.2 million in cash, restricted cash, cash equivalents and marketable securities. At the end of the second quarter of fiscal 2006, the Company had a current ratio of 3.6 to 1.0, no debt and a book value of $3.07 per share.
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FSI International, Inc.
March 21, 2006

Outlook
     Given the quarter-to-date orders, the Company expects third quarter orders to increase to $30 to 35 million as compared to $26.3 million in the second quarter of fiscal 2006*. Based on the backlog and deferred revenue levels at the end of the second quarter and expected additional third quarter orders, the Company expects third quarter fiscal 2006 revenues to increase to $26 to $30 million.* This reflects the anticipated acceptance of products previously placed with customers for evaluation along with follow-on orders for these and other products.*
     Based upon the anticipated gross profit margin and the operating expense run rate, the Company expects a net loss in the $1.0 to $2.0 million range for the quarter.* The Company expects to use $3.0 to 4.0 million of net cash for operating activities in the third quarter including an expected increase in accounts receivable associated with the anticipated shipment ramp.*
     To address the future need of its customers, the Company plans to continue allocating resources to key product development and application expansion programs at the 65 and 45nm technology nodes.*
Conference Call Details
     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CST over the Internet. The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. FSI maintains a web site at http://www.fsi-intl.com.
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FSI International, Inc.
March 21, 2006

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, anticipated gross margin, expected operating expense run rate, expected net loss, expected cash usage, expected accounts receivable increase associated with the anticipated shipment ramp and other expected financial performance for the third quarter of fiscal 2006. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the length and extent of the current industry recovery; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal 2005 and the Company’s quarterly report on Form 10-Q for the first quarter of fiscal 2006. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005
Sales	$22,287	$24,153	$40,910	$43,598
Cost of goods	10,201	13,408	18,912	22,445

Gross margin	12,086	10,745	21,998	21,153
Selling, general and administrative expenses	9,540	8,899	18,004	17,364
Research and development expenses	6,199	5,444	12,074	10,867
Gain on sale of facility	¯	7,015	¯	7,015

Operating (loss) income	(3,653)	3,417	(8,080)	(63)
Interest and other income, net	338	134	691	293

(Loss) income before income taxes	(3,315)	3,551	(7,389)	230
Income tax expense	12	12	25	25

(Loss) income before equity in earnings (loss) of affiliate	(3,327)	3,539	(7,414)	205
Equity in earnings (loss) of affiliate	105	372	(103)	430

Net (loss) income	$(3,222)	$3,911	$(7,517)	$635

(Loss) income per share — basic	$(0.11)	$0.13	$(0.25)	$0.02

(Loss) income per share — diluted	$(0.11)	$0.13	$(0.25)	$0.02

Weighted average common shares
Basic	29,980	29,985	29,931	29,964
Diluted	29,980	30,253	29,931	30,248
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Feb. 25, 2006	Aug. 27, 2005
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$26,247	$31,880
Receivables, net	20,871	24,896
Inventories	27,762	24,717
Other current assets	7,724	6,924

Total current assets	82,604	88,417

Property, plant and equipment, net	21,573	21,556

Investment in affiliate	7,740	8,484
Intangible assets, net	1,515	1,784
Other assets	1,698	1,698

Total assets	$115,130	$121,939

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$7,693	$5,203
Deferred profit*	4,453	5,220
Customer deposits	1,012	1,220
Accrued expenses	9,860	11,160

Total current liabilities	23,018	22,803

Total stockholders’ equity	92,112	99,136

Total liabilities and stockholders’ equity	$115,130	$121,939

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Feb. 25, 2006	Feb. 26, 2005
Sales by Area
United States	41%	29%
International	59%	71%

Cash Flow Statement
Capital expenditures	$1,720	$1,106
Depreciation	1,703	1,944
Amortization	269	514

Miscellaneous Data
Total employees, including contract	526	505
Book value per share	$3.07	$3.73
Shares outstanding	30,043	30,008
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